Exhibit 99.1

PRESS RELEASE

ElkCorp Updates Earnings Outlook for the Fourth Quarter and Fiscal Year 2004

DALLAS—June 16, 2004—ElkCorp (NYSE:ELK) announced today it is reducing its earnings outlook for the fourth quarter and fiscal year, ending June 30, 2004. Earnings from continuing operations are now expected to be in the range of $0.44 to $0.47 per diluted share for the fourth quarter and in the range of $1.61 to $1.64 per diluted share for fiscal year 2004. This is compared to the guidance given in our third quarter earnings press release dated April 15, 2004, of $0.53 to $0.56 for the fourth quarter and $1.70 to $1.73 guidance for fiscal year 2004. The reduction is primarily attributable to more significant than anticipated pricing pressure as well as increases in the cost of asphalt and transportation expenses affecting the roofing business. In addition, one technology license agreement previously expected to be signed in the fourth quarter has been deferred to the first quarter of fiscal 2005. Although the company is adjusting its earnings outlook for the fourth quarter it still expects to achieve record revenue and earnings from continuing operations for FY2004 and anticipates FY2005 to be a year of continued growth.

“During the quarter we have seen substantially greater competitive pricing pressure for our products and higher asphalt cost than we had originally forecast in April. However, we are optimistic that the cost of asphalt will decrease in the near future and anticipate the current pricing pressure to decline as shingle demand increases during the summer months,” commented Thomas Karol, chairman and chief executive officer of ElkCorp. “We anticipate realizing the June price increase as well as the announced increase for August in the first fiscal quarter of 2005 as the demand increases throughout the summer. Despite the reduction in our earnings outlook for the fourth quarter, we are on track to achieve record sales and earnings from continuing operations for fiscal year 2004. Additionally, we continue to see growth in our composite lumber business and see it making a more significant contribution to total revenue and profit in the next year.”

Mr. Karol continued, “In fiscal year 2004 we achieved many key milestones in our plan for growth such as the successful start-up of our Tuscaloosa facility, which we expect to have a positive impact on our earnings beginning late in the second quarter of fiscal 2005, and the expansion of our composite lumber business. We believe these steps combined with progress on other strategic initiatives we expect to achieve in FY2005 will position us to be the “brand of choice” and fuel our growth for the future. Our competitive position remains very strong across our primary business platforms and that our strategy will continue to differentiate us in the market.”

About ElkCorp

ElkCorp, through its subsidiaries, manufactures Elk brand premium roofing and building products (over 90% of consolidated sales) and provides technologically advanced products and services to other industries. Each of ElkCorp’s principal operating subsidiaries is a leader within its particular market. Its common stock is listed on the New York Stock Exchange (ticker symbol: ELK). See www.elkcorp.com for more information.

Safe Harbor Provisions In accordance with the safe harbor provisions of the securities law regarding forward-looking statements, in addition to the historical information contained herein, the above discussion contains forward-looking statements that involve risks and uncertainties. The statements that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements usually are accompanied by words such as “optimistic,” “outlook,” “believe,” “estimate,” “potential,”

“project,” “expect,” “anticipate,” “plan,” “predict,” “could,” “should,” “may,” “likely,” or similar words that convey the uncertainty of future events or outcomes. These statements are based on judgments the company believes are reasonable; however, ElkCorp’s actual results could differ materially from those discussed here. Factors that could cause or contribute to such differences could include, but are not limited to, changes in demand, prices, raw material costs, transportation costs, changes in economic conditions of the various markets the company serves, changes in the amount and severity of inclement weather, acts of God, war or terrorism, as well as the other risks detailed herein, and in the company’s reports filed with the Securities and Exchange Commission, including but not limited to, its Form 10-K for the fiscal year ending June 30, 2003, and subsequent Forms 8-K and 10-Q.

At ElkCorp’s sole discretion, it may publicly disclose its estimates, projections or other guidance relating to the company’s future earnings, performance or operations. If and when provided, such guidance constitutes forward-looking statements as described above and will speak only as of the date made. ElkCorp undertakes no obligation to update any guidance.

Investor Relations Contact:
Stephanie Elwood
Investor Relations Manager
ElkCorp
(972) 851-0472